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                                                                    Exhibit 99.1


                             FOR IMMEDIATE RELEASE
                               October 15, 2001

Contact:
Daryl G. Byrd, President and CEO  (337) 267-4458 Ext. 4708
John R. Davis, Senior Executive Vice President (919) 676-7641


     IBERIABANK Corporation Reports Seventh Consecutive Record Quarterly
                              Operating Earnings



     NEW IBERIA, LOUISIANA -- IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 114-year-old IBERIABANK (http://www.iberiabank.com), announced record operating earnings for the third quarter of this year. For the quarter ended September 30, 2001, the Company earned $3.7 million, a 7% increase over the same period in 2000. On a per share basis, the Company earned $0.59 per diluted share, up 6% from the same period last year, meeting average analyst expectations for the quarter ended September 30, 2001.

     Daryl Byrd, President and CEO of IBERIABANK Corporation, remarked, "Words cannot begin to describe the horrific events of September 11, 2001. We extend our prayers, support, and sympathy to the families and friends of those affected by the tragedy. During periods of great strife, our nation has survived and prospered. Our country will remain strong. Since our Company's founding in 1887, IBERIABANK has continued to thrive through our nation's most challenging economic periods. As evidenced by our record earnings announced today, our Company continues to operate from a position of strength. During difficult economic times, our employees, our clients, and our communities have risen to the endeavor."

     Total assets at September 30, 2001, were $1.5 billion. Compared to year-end 2000, non-mortgage loans increased over $74 million, or 11% (15% growth on an annualized basis). Total deposits grew $91 million, or 8%, over this same period (11% growth on an annualized basis). Since year-end 2000, noninterest-bearing deposits grew $16 million, or 12% (16% on an annualized basis).

     Return on average assets was 1.01% for the third quarter of 2001, down slightly from 1.02% for the second quarter of 2001. Return on average equity was 10.68% for the third quarter of 2001, down slightly from 10.76% for the second quarter of 2001. On a cash basis, ROA and ROE for the third quarter of 2001 were 1.17% and 12.44%, respectively. The net interest margin for the quarter ended September 30, 2001, was 4.00%, up two basis points compared to a normalized 3.98% in the second quarter of